Exhibit 5.1

OPINION OF COUNSEL
David G. Zanardi
Attorney at Law
607a W MLK Blvd
Tampa, Florida 33043


March 16, 2005
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Re: Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Internal Hydro International, Inc. in connection with the preparation and filing of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 3,000,000 shares of common stock, $0.0001 par value issuable pursuant to individuals who are present or former employees of Internal Hydro International, Inc., and to individual consultants under a Securities Compliance Services Agreement.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of Internal Hydro International, Inc. and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Internal Hydro International, Inc., and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of common stock issuable under this Registration Statement are duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ David G. Zanardi
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David G. Zanardi, Esq.